Exhibit 10.20

Alaska Communications Systems Group, Inc.
Executive Cash Incentive

On February 25, 2005, the Compensation and Personnel Committee of the Board of Directors approved a cash incentive program for executives. The program provides for cash payments based on the Company and individuals achieving certain targets. For 2005 the Company’s target is based on EBITDA.